Exhibit 99.1

Press Release

For further information:

Media:

Melissa Hill

Porter Novelli Life Sciences

P: (858) 527-3482

E: mhill@pnlifesciences.com

Corporate:

Don Hardison

President and Chief Executive Officer

EXACT Sciences Corporation

P: (508) 683-1270

E: dhardison@exactsciences.com

EXACT Sciences Announces Changes to Management Team

MARLBOROUGH, Mass – (April 13, 2006) – EXACT Sciences Corporation (NASDAQ: EXAS) announced today changes to its management team.  Harry Wilcox, currently Senior Vice President, Chief Financial Officer and Treasurer of EXACT Sciences, will step down from these positions and assume the part-time role of Senior Vice President of Corporate Development for EXACT Sciences, focusing on strategic corporate issues.  Mr. Wilcox will also be devoting time to his new position as President and Chief Executive Officer of Thrasos, Inc., a privately held drug-discovery company.  Jeffrey R. Luber, currently General Counsel and Secretary of EXACT Sciences, will replace Mr. Wilcox as Chief Financial Officer and Treasurer and Chuck Carelli, Controller of EXACT Sciences since November 2004, has been promoted to Vice President of Finance.

Jeffrey R. Luber has been with EXACT Sciences as General Counsel and Secretary since November 2002.  Previously, Mr. Luber served in numerous senior roles in both public and private companies including Vice President of Finance & Administration and legal counsel for Kaon Interactive Inc. and Assistant Vice President and Associate General Counsel at Concentra Managed Care, Inc., a publicly-traded provider of managed care services.  Mr. Luber received his J.D. and M.B.A. from Suffolk University.  In addition to his role as Chief Financial Officer of EXACT Sciences, Mr. Luber will continue to serve as General Counsel and Secretary.

Charles R. Carelli, Jr., has served as Controller and principal accounting officer at EXACT Sciences since November 2004.  Mr. Carelli served as Controller and as Director of Finance at Alkermes, Inc., a publicly-traded pharmaceutical manufacturing, research and development company.  Previously, Mr. Carelli served as Director of Accounting at Creative BioMolecules, Inc., a publicly-traded biotechnology company engaged in manufacturing and research using protein therapies.  He began his career at Deloitte & Touche LLP.  Mr. Carelli is a Certified Public Accountant and holds a BA in Accounting from Assumption College.

Mr. Wilcox has served as Senior Vice President, Chief Financial Officer and Treasurer of EXACT Sciences since September 2004.  Previously, he served as Managing Partner of Beacon BioPartners, LLC and interim Chief Executive Officer of Biostratum, Inc.

“Harry has played an integral role at EXACT Sciences and his contributions to the company have been invaluable.  We are pleased that he will continue to work for EXACT Sciences in a corporate development capacity as we work toward the achievement of our goals,” stated Don Hardison, President and CEO of EXACT Sciences.  “In addition, given Jeff’s public company experience and broad contributions to EXACT Sciences over the last several years, we believe he will make an excellent CFO for the company.  We also believe Chuck’s decade of finance experience in biotech will provide additional strength in our management team as well as important continuity in our accounting function going forward.”

About EXACT Sciences

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies are currently being offered in a commercial testing service, “PreGen-Plus(TM),” developed by Laboratory Corporation of America Holdings (LabCorp). PreGen-Plus is used for screening for colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Mass. Detailed information on EXACT Sciences can be found on the World Wide Web at www.exactsciences.com.

 Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, the achievement of its goals and the performance and retention of personnel. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, the Company’s ability to attract and retain talent; the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower costs through automating and simplifying key operational processes; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus;  the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC.

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